ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), made as of the 12th day of December, 2006, is by and between AM Radio 790, Inc., a Utah corporation (“Seller”) and KDWN License Limited Partnership, a Delaware limited partnership (“KDWN”), and Beasley FM Acquisition Corp., a Delaware corporation (“BFMA,” together, KDWN and BFMA are “Buyer”).

RECITALS

WHEREAS, Seller holds a construction permit (FCC File No. BNP-20011010ABN and an application for modification thereto, FCC File No. BMP-20061101AEG, together, the “Permit”) issued by the Federal Communications Commission (“FCC”) for radio broadcast station KBET(AM), 790 kHz, Winchester, Nevada, FCC Facility ID No. 136292 (the “Station”); and

WHEREAS, Seller has filed an application with the FCC requesting a license to cover the Permit (FCC File No. BL-20060714ACX, the “License Application”) and has received program test authority (FCC File No. BPTA-20060711ADI) to operate the Station pending a grant of the License Application and the issuance of a license to cover the Permit (the “License”); and

WHEREAS, Seller and Beasley Broadcasting of Nevada, LLC (“Beasley Nevada”), an affiliate of Buyer, have previously entered into an option agreement (the “Option Agreement”), dated as of August 22, 2005, pursuant to which Beasley Nevada paid Fifty Thousand Dollars ($50,000) to Seller for Beasley Nevada’s right to purchase the Station (the “Option Payment”); and

WHEREAS, Seller desires to sell and assign and Buyer desires to acquire and assume all of the assets used or useful in connection with the operation of the Station, including but not limited to the License when issued, whether existing on the date hereof or acquired hereafter, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

ARTICLE 1
ASSETS TO BE CONVEYED

1.1. Closing. Subject to Section 17.1 hereof and except as otherwise mutually agreed upon by Seller and Buyer, the closing of this transaction (the “Closing”) shall take place on a date agreed upon by Buyer and Seller within five (5) business days after all of the conditions specified in Sections 11.2 and 12.2 hereof have been fulfilled (or waived by the party entitled to waive such condition). The Closing shall be held at 10:00 a.m. local Washington D.C. time at the offices of Leventhal Senter & Lerman PLLC (“LS&L”), or at such other place and time as the parties may otherwise agree.

1.2. Station Assets. At the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, certain of the assets used in connection with the business and operation of the Station, including but not limited to the following assets:

(a)  Seller’s rights in and to the Permit and License, and all other authorizations issued to Seller by any governmental authority and used in the conduct of the business and operation of the Station, including those listed in Schedule 1.2(a), together with any additions thereto (including renewals or modifications of such licenses, permits and authorizations and applications therefor) between the date hereof and the Closing Date and all of Seller’s rights in and to the call letters “KBET”;

(b)  Seller’s right and interest in and to the licensed real property used as the tower and transmitter sites of the Station, including the tower site License for the Station, and the real property listed in Schedule 1.2(b), and any amendments thereto made between the date of execution of this Agreement and the Closing Date that Buyer expressly approves in writing to assume, including but not limited to any easements, rights of ingress and egress, and rights of way associated therewith, and the buildings, towers, and fixtures located thereon (the “Real Property”);

(c)  all equipment and supplies, inventory, spare parts, and other tangible personal property of every kind and description to be owned by Seller and used or useful in the conduct of the business and operation of the Station, including but not limited to that which is listed in Schedule 1.2(c), together with any replacements thereof and additions made thereto (the “Personal Property”);

(d)  subject to the provisions of Article 3 hereof, all of Seller’s rights under and interest in the Contracts listed in Schedule 1.2(d) hereto, together with all of Seller’s rights under and interest in all Contracts entered into or acquired by Seller between the date hereof and the Closing Date that Buyer expressly agrees in writing to assume (the “Assumed Contracts”);

(e)  all of Seller’s rights in and to any and all registered and unregistered trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, jingles, logos, slogans, licenses, patents, Internet domain names, Internet URLs, Internet web sites, content and databases, FCC authorizations and privileges, and other intangible property rights and interests applied for, issued to or owned by Seller for use in the conduct of the business and operation of the Station, including those listed in Schedule 1.2(e), and including the call letters “KBET,” together with any additions thereto between the date hereof and the Closing Date (the “Intellectual Property”);

(f)  all files, records, books of account, and logs relating to the Station, including, without limitation, the Station’s public inspection files, filings with the FCC related to the Station, invoices, statements, technical information and engineering data relating to the Station, filings with the FCC and copies of all written Contracts to be assigned hereunder;

(g)  all rights under manufacturers’ and vendors’ warranties as exist at Closing and which relate to any of the Station Assets, as defined herein; and

(h)  all computer software and programs used or held for use in the operation of the Station.

The assets to be transferred to Buyer hereunder are hereinafter collectively referred to as the “Station Assets.” The Station Assets shall be transferred to Buyer free and clear of any debts, Liens, or encumbrances of any kind or nature.

1.3. Excluded Assets. The Station Assets shall not include the following (the “Excluded Assets”):

(a)  Seller’s books and records pertaining to the organization, existence or capitalization of Seller, and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports;

(b)  any cash, cash equivalents, or similar type investments of Seller, such as certificates of deposit, treasury bills, and other marketable securities on hand and/or in banks; and

(c)  any insurance policies, except for any rights that may be assigned pursuant to Article 20 hereof.

ARTICLE 2
PURCHASE PRICE

2.1. Purchase Price. The total consideration to be paid by Buyer for the Station Assets shall be Two Million Five Hundred Thousand Dollars ($2,500,000), (the “Purchase Price”), subject to upward or downward adjustment, as the case may be, on and after the Closing Date, pursuant to Article 5.

2.2. Payment of Purchase Price.

(a)  Beasley Nevada has previously paid to John Pierce & Co., LLC, as Escrow Agent, $200,000.00 (the “Escrow Deposit”). Upon the filing of the FCC Application, as defined below, Buyer shall pay to Seller an additional $500,000 by wire transfer of immediately available federal funds (the “First Additional Deposit”). The First Additional Deposit shall be used solely to repay debt owing by Seller to U.S. Capital, Inc., except as may be permitted by U.S. Capital. Schedule 2.2 hereto lists all of the current outstanding obligations of Seller to U.S. Capital, Inc. Upon the grant of the License, Buyer shall pay to Seller additional $500,000 by wire transfer of immediately available federal funds (the “Second Additional Deposit”). The First Additional Deposit and the Second Additional Deposit shall be secured by a security interest senior to all other liens and claims in the Station Assets, except for the liens and claims of U.S. Capital, Inc., including but not limited to the proceeds from any sale thereof, including any sale of the Permit or the License, such security interest to be evidenced by a Security Agreement in the form of Exhibit A attached hereto and incorporated by reference. Prior to payment by Buyer of the First Additional Deposit, Seller shall execute and deliver to Buyer one or more UCC-1 financing statements as may be necessary to perfect the security interests of Buyer in the collateral.

(b)  At the Closing, the parties shall jointly instruct the Escrow Agent to pay the Escrow Deposit to Seller, and the interest accrued thereon to Buyer. Buyer shall receive a credit towards payment of the Purchase Price in the amount of the Escrow Deposit paid to Seller. In addition, at the Closing, Buyer shall receive a credit towards payment of the Purchase Price in the amount of the $50,000 Option Payment paid by Beasley Nevada to Seller, the First Additional Deposit, and the Second Additional Deposit.

(c) Beasley Nevada has provided a loan of $190,000 to Paragon Communications and Advertising, Inc. (“Paragon”) as evidenced by a Promissory Note dated May 11, 2006. At the Closing, Buyer shall cause Beasley Nevada to cancel the Promissory Note, and to release Paragon from its indebtedness under the Promissory Note, and Buyer shall be credited $190,000, plus all interest accrued on the Promissory Note, towards payment of the Purchase Price.

(d)  At the Closing, Buyer shall pay to Seller, or as Seller otherwise designates in writing, the balance of the Purchase Price by wire transfer of immediately available funds pursuant to wire transfer instructions provided by Seller.

ARTICLE 3
ASSUMPTION OF OBLIGATIONS

3.1. Assumption of Obligations. Subject to the provisions of this Article 3 and of Article 5 of this Agreement, at the Closing Buyer shall assume and undertake to pay, satisfy or discharge the liabilities, obligations and commitments of Seller under the Station Assets to the extent that either (i) the obligations and liabilities relate to the period after the Effective Time and arise out of events related to Buyer’s ownership of the Station Assets or Buyer’s operation of the Station on or after the Effective Time or (ii) the Purchase Price was reduced pursuant to Article 5 as a result of the proration or adjustment of such obligations and liabilities.

3.2. Limitation. Except as set forth in Section 3.1 hereof, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of Seller of any nature whatsoever and Seller shall at all times indemnify and hold Buyer harmless from and against any claim or liability arising therefrom. Seller shall discharge all liabilities in a timely manner as they become due and payable. Any liabilities that exist or may arise that create any Liens of any kind against any of the Station Assets shall be fully paid by Seller prior to or at Closing and Seller shall cause the Station Assets to be fully released from all such claims.

ARTICLE 4
REQUIRED CONSENTS

4.1. FCC Application. The assignment of the License as contemplated by this Agreement is subject to the prior consent and approval of the FCC. No later than two (2) business days after the date that the parties execute this Agreement, Buyer and Seller shall file the FCC Application. Seller and Buyer shall thereafter prosecute the FCC Application with all reasonable diligence and otherwise use their best efforts to obtain the grant of the FCC Application as expeditiously as practicable. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party’s right to terminate this Agreement pursuant to Article 17 hereof.

4.2. Other Governmental Consents. Promptly after the date of this Agreement, the parties shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver that are required from such governmental authorities in connection with the transactions contemplated hereby, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

ARTICLE 5
PRORATIONS AND ALLOCATION

5.1. Proration of Expenses. All revenues and expenses arising from the conduct of the business and operation of the Station, including expenses under the Assumed Contracts, and similar prepaid and deferred items, shall be prorated between Buyer and Seller as of the Effective Time. Such prorations shall be based upon the principle that Seller shall be responsible for all liabilities and obligations incurred or accruing in connection with the operation of the Station until the Effective Time, and Buyer shall be responsible for such liabilities and obligations incurred by Buyer thereafter. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes, business and license fees, FCC regulatory fees, utility expenses, liabilities and obligations under the Assumed Contracts, rents and similar prepaid and deferred items, except taxes arising by reason of the transfer of the Station Assets as contemplated hereby, which shall be paid in accordance with Section 14.2. To the extent not known, real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained. Notwithstanding the foregoing, there shall be no adjustment for, and Seller shall remain solely liable with respect to any obligations or liabilities not being assumed by Buyer in accordance with Article 3 hereof.

5.2. Payment of Proration Items. Three (3) business days prior to Closing, Seller shall deliver to Buyer a preliminary list of all items to be prorated pursuant to Section 5.1 (the “Preliminary Proration Schedule”), and, to the extent feasible, such prorations shall be credited against or added to the Purchase Price at Closing. In the event Buyer and Seller do not reach a final agreement on such prorations and adjustments at Closing, Seller shall deliver to Buyer a schedule of its proposed prorations and adjustments (the “Proration Schedule”) no later than forty-five (45) days after the Closing Date. The Proration Schedule shall be conclusive and binding upon Buyer unless Buyer provides Seller with written notice of objection (the “Notice of Disagreement”) within ten (10) business days after Buyer’s receipt of the Proration Schedule, which notice shall state the prorations of expenses proposed by Buyer (the “Buyer’s Proration Amount”). Seller shall have ten (10) business days from receipt of a Notice of Disagreement to accept or reject Buyer’s Proration Amount. If Seller rejects Buyer’s Proration Amount, and the amount in dispute exceeds $5,000, the dispute shall be submitted within ten (10) days to an accounting firm, mutually agreeable to the parties, that is unaffiliated with either party (the “Referee”) for resolution, such resolution to be made within twenty (20) days after submission to the Referee and to be final, conclusive and binding on Seller and Buyer. Buyer and Seller agree to share equally the cost and expenses of the Referee, but each party shall bear its own legal and other expenses, if any. If the amount in dispute is equal to or less than $5,000, such amount shall be divided equally between Buyer and Seller. Payment by Buyer or Seller, as the case may be, of the proration amounts determined pursuant to this Section 5.2 shall be due five (5) business days after the last to occur of (i) Buyer’s acceptance of the Proration Schedule or Buyer’s failure to give Seller a timely Notice of Disagreement; (ii) Seller’s acceptance of Buyer’s Proration Amount or failure to reject Buyer’s Proration Amount within ten (10) days after receipt of a Notice of Disagreement; (iii) Seller’s rejection of Buyer’s Proration Amount in the event the amount in dispute equals or is less than $5,000; and (iv) notice to Seller and Buyer of the resolution of the disputed amount by the Referee in the event that the amount in dispute exceeds $5,000. Any payment required by Seller to Buyer or by Buyer to Seller, as the case may be, under this Section 5.2 shall be paid by check or wire transfer of immediately available federal funds to the account of the payee with a financial institution in the United States as designated by Seller in the Proration Schedule or by Buyer in the Notice of Disagreement (or by separate notice in the event that Buyer does not send a Notice of Disagreement). If either Buyer or Seller fails to pay when due any amount under this Section 5.2, interest on such amount will accrue from the date payment was due to the date such payment is made at a per annum rate equal to the Prime Rate plus two percent (2%), and such interest shall be payable upon demand.

5.3. Allocation. Buyer and Seller shall use reasonable efforts to agree to an allocation of the Purchase Price pursuant to the requirements of Section 1060 of the Internal Revenue Code of 1986 within 30 days after the Closing Date. The parties also agree to use such Purchase Price allocation in completing and filing Internal Revenue Code Form 8594 for federal income tax purposes.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1. Organization and Standing. KWDN is a limited liability company___ organized, validly existing and in good standing under the laws of the State of Delaware and is qualified, or as of the Closing will be qualified, to do business in the State of Nevada. BFMA is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and is qualified, or as of the Closing will be qualified, to do business in the State of Nevada.

6.2. Authorization and Binding Obligation. Buyer each have all necessary power and authority to enter into and perform under this Agreement and the transactions contemplated hereby, and Buyer’s execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights or equitable principles generally.

6.3. Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 with respect to FCC and other governmental consents, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer: (a) do and will not require the consent of any third party; (b) do and will not violate any provisions of Buyer’s organizational documents; (c) do and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party; and (d) do and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, instrument, license or FCC authorization to which Buyer is now subject.

6.4. Absence of Litigation. There is no claim, litigation, proceeding or investigation pending or, to the best of Buyer’s knowledge, threatened against Buyer which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

6.5. Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer, are pending or, to the best of Buyer’s knowledge, threatened, and Buyer has not made any assignment for the benefit of creditors or taken any action which would constitute the basis for the institution of such insolvency proceedings.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

7.1. Organization and Standing. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Utah, and has all necessary power and authority to own, lease and operate the Station Assets between the date hereof and the Closing Date.

7.2. Authorization and Binding Obligation. Seller has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller’s execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Seller and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights or equitable principles generally.

7.3. Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 with respect to FCC and other governmental consents and/or as disclosed on Schedule 1.2(d), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller (a) do not and will not require the consent of any third party; (b) do not and will not violate any provisions of Seller’s organizational documents; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which it or the Station Assets are bound; (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any lease, contract, agreement, instrument, license or permit to which either Seller or the Station Assets are now subject; and (e) do not and will not result in the creation of any lien, charge or encumbrance on any of the Station Assets.

7.4. FCC Authorizations.

(a)  Schedule 1.2(a) contains a true and complete list of the licenses and permits issued in connection with the Station, including their expiration dates. Seller has delivered to Buyer true and complete copies of such licenses and permits. The licenses, permits and authorizations listed in Schedule 1.2(a) are validly held (or when issued, will be validly held) by Seller, and are in full force and effect. There are no applications pending before the FCC relating to the Station, except as listed on Schedule 1.2(a).

(b)  There are no applications, complaints or proceedings pending or, to the best of Seller’s knowledge, threatened before the FCC that may result in the revocation, materially adverse modification, or suspension of the FCC authorizations associated with the Station, or the imposition of any fines, forfeitures, or other administrative actions with respect to the Station other than proceedings affecting the broadcasting industry generally.

(c)  There are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Seller as the assignor of the License, when issued.

7.5. Title to and Condition of Real Property.

(a)  Schedule 1.2(b) contains descriptions of all of Seller’s interests, including licensed interests, easements and rights in and agreements with respect to the Real Property. The Real Property and the use thereof by Seller comply in all respects with all applicable laws, statutes, ordinances, rules and regulations of federal, state and local governmental authorities, including, without limitation, those relating to zoning. All improvements upon the Real Property and the present use thereof at Closing comply or conform in all material respects with all deed restrictions, restrictive covenants, building codes, and federal, state and local laws, regulations and ordinances, and no permits, licenses or certificates pertaining to ownership or operation of the Real Property, other than those that are transferable with the Real Property, are required by any federal, state or local government, agency, board or other governmental authority having jurisdiction over the Real Property. All improvements are in good working condition and repair, insurable at standard rates, and in compliance with the rules and regulations of the FCC, the Federal Aviation Administration and all other applicable federal, state and local statutes, ordinances, rules and regulations. There are no structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the improvements on the Real Property. All towers located upon the Real Property are structurally sound, comply with current wind-loading requirements and not be in need of repair or maintenance. There are no modifications or improvements to the Real Property required to bring it into compliance with any law, notwithstanding that Seller’s current operations on the Real Property may be grandfathered or otherwise subject to an exception, exemption or waiver. Seller has paid, or shall at or prior to Closing will pay, all amounts owed to any contractor, architect or subcontractor for labor or materials performed, rendered or supplied in connection with the Real Property; and all contributions required to have been paid by a landlord or Seller in connection with the construction of, or modification to, any licensed Real Property have been or will be paid at or prior to Closing.

(b)  Seller has not received any notice of any appropriation, eminent domain proceeding, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement affecting the Real Property or the improvements thereon, or of the need for any material repair, remedy, construction, alteration or installation with respect to the Real Property or improvements thereon, or any material change in the means or methods of conducting operations thereon.

(c)  Seller has valid and subsisting licensed interests, insurable at standard rates, to the Real Property, free and clear of all Liens, of any nature whatsoever, and without any reservation or exclusion of any mineral, timber, or other rights or interests, except for liens disclosed on Schedule 1.2(b).

(d)  All towers, guy anchors, and buildings and other improvements included in the Station Assets shall be located entirely on the Real Property.

(e)  Seller has delivered to Buyer true and complete copies of all deeds, Licenses and easements held by Seller pertaining to the Real Property and copies of all title policies and surveys in its possession pertaining to the Real Property. The Real Property, including the improvements thereon (i) are in good condition and repair, and (ii) are available for immediate use in the conduct of the business and operations of the Station.

(f)  Seller has full legal and practical access to the Real Property, including to the towers located upon the Real Property, and all easements, rights-of-way, and real property licenses included in the Real Property shall have been properly recorded in the appropriate public recording offices.

7.6. Title to and Condition of Personal Property. Seller is the sole owner of the Personal Property and has good and marketable title to all Personal Property free and clear of all Liens. Seller possesses full right to sell or dispose of the Personal Property as Seller may choose. Following Closing, no other person or entity will have any claim, right, title, or interest in, or Lien against, the Personal Property. All of the items of tangible personal property and facilities included in the Station Assets are in good operating condition and repair (reasonable wear and tear excepted), are be insurable at standard rates, have been properly maintained in accordance with industry standards, are performing satisfactorily and in accordance with standards of good engineering practice, comply in all respects with applicable rules and regulations of the FCC, the terms of the Permit (and, when issued, the License), and with other applicable federal, state and local statutes, ordinances, rules and regulations, and are be available for immediate use in the operation of the Station. Seller has no knowledge of any defect in the condition or operation of any item of Personal Property which is reasonably likely to have a material adverse effect on the operations of the Station. All items of transmitting and studio equipment included in the Personal Property will permit the Station to operate in accordance with the terms of the Permit and, when issued, the License, and the rules and regulations of the FCC, and with all other applicable federal, state and local statutes, ordinances, rules and regulations.

7.7. Contracts. Seller has delivered to Buyer true and complete copies of all written Assumed Contracts and true and complete memoranda of all oral Assumed Contracts, including any amendments and other modifications to such Assumed Contracts. The Assumed Contracts constitute valid and binding obligations of Seller and, to the best of Seller’s knowledge, of all other parties thereto, and are in full force and effect as of the date hereof. Seller is not in default under any of the Assumed Contracts and, to the best of Seller’s knowledge, the other parties to such Assumed Contracts are not in default thereunder. Seller has not received or given written notice of any default thereunder from or to any of the other parties thereto. Except as disclosed on Schedule 1.2(d), at Closing Seller has all requisite power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability or continuity of any such Assumed Contracts.

7.8. Intellectual Property. Schedule 1.2(e) lists all Intellectual Property applied for, issued to or owned by Seller for use in the operation of the Station, or under which Seller is licensed or franchised to be assigned hereunder, all of which rights and interests are issued to or owned by Seller, or if licensed or franchised to Seller, are valid and uncontested. Seller has delivered to Buyer copies of all documents, if any, establishing such rights, licenses or other authority. There is no pending or, to the best of Seller’s knowledge, threatened proceeding or litigation affecting or with respect to the Intellectual Property. Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, internet domain names, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intellectual Property listed on Schedule 1.2(e) comprises all material intangible property interests used or held for use in connection with the Station.

7.9. Taxes. Seller has duly, timely and in the required manner filed all federal, state, local and foreign income, franchise, sales, use, property, excise, and other tax returns and forms required to be filed, and has paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and losses required to be paid. As of the time of filing, such returns were true, complete and correct in all material respects. There are no governmental investigations or other legal, administrative, or tax proceedings pending, or to the best of Seller’s knowledge, threatened pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Station, or could result in a Lien on any of the Station Assets, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

7.10. Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Station Assets, are pending or, to the best of Seller’s knowledge, threatened, and Seller has not made any assignment for the benefit of creditors or taken any action which would constitute the basis for the institution of such insolvency proceedings.

7.11. Environmental Matters. (a) There has been no release, nor is there a threat of a release, of any Hazardous Substance or Hazardous Waste at or from the Real Property by Seller; (b) to the best of Seller’s knowledge, there are no Hazardous Substances or Hazardous Wastes present on the Real Property except for ordinary quantities of properly stored Hazardous Substances or Hazardous Wastes found in consumer or commercial products that are used in the normal course of broadcast station operations, including grounds and building operation and maintenance; (c) to the best of Seller’s knowledge, there are no aboveground or underground storage tanks, whether in use or closed, on or under the Real Property; and (d) to the best of Seller’s knowledge, neither the Real Property, equipment or installations on the Real Property nor any Personal Property contain PCBs or asbestos in quantities sufficient to mandate the labeling or removal of such PCBs or asbestos in accordance with federal, state or local government environmental standards or to warrant the imposition of any penalty, civil or criminal, against Seller. The terms “Hazardous Substance” and “Hazardous Waste” shall have the meanings set forth in the Resource Conservation and Recovery Act, as amended from time to time, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, any other applicable Environmental Law, and the regulations promulgated under all such laws. Seller has obtained all environmental, health and safety permits necessary for the operation of the Station, all such permits are in full force and effect, and the Seller is in compliance with the terms and conditions of all such permits. Seller has not received any notice, nor does Seller have any knowledge of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged, or proved, of any Environmental Law involving Station operations or the Real Property.

7.12. UCC Financing Statements. All of the Station Assets have been located in the State of Nevada following their acquisition by Seller and except as listed in Schedule 7.12, no party has filed a deed of trust, mortgage or UCC financing statement with respect to the Station Assets.

7.13 Insurance. The Station Assets are insured against loss, damage, or injury in amounts customary in the broadcast industry.

7.14 Compliance With Laws. Seller is in compliance with all laws, regulations and governmental orders applicable to the construction and operation of the Station. Seller is not in default or in violation of any law, regulation, court order, or order of any federal, state, municipal, foreign or other government department, board, bureau, agency, or instrumentality, wherever located, that would materially adversely affect construction or operation of the Station, Station Assets, the Permit or, when issued, the License, including but not limited to state and federal environmental laws and regulations. There is no pending or threatened investigation, audit, review or other examination of the Station, Station Assets, the Permit or, when issued, the License and Seller is not subject to any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by the FCC or any other federal or state governmental agency having supervisory or regulatory authority with respect to the Station, Station Assets, the Permit or, when issued, the License, nor is Seller aware of any basis for any such investigation or audit.

ARTICLE 8
COVENANTS OF BUYER

8.1. Notification. Buyer shall notify Seller of any litigation, arbitration or administrative proceeding pending or threatened against Buyer which challenges the transactions contemplated hereby, including any challenges to the FCC Application, and shall use reasonable efforts to remove any such impediment to the transactions contemplated by this Agreement.

8.2. No Inconsistent Action. Buyer shall not take any action materially inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement.

ARTICLE 9
COVENANTS OF SELLER

9.1. Interim Operation. Between the date of this Agreement and the Closing Date, except with the prior written consent of Buyer:

(a)  Seller shall not sell, assign, lease or otherwise transfer or dispose of any of the Station Assets, except where replaced by a like asset;

(b)  Seller shall not create, assume or permit to exist any mortgage, Lien, pledge, or encumbrance of any nature whatsoever upon the Station Assets;

(c)  Seller shall operate the Station in compliance with the FCC’s rules and regulations, the Permit, and when issued, the License, and with all other applicable laws, regulations, rules and orders, including without limitation by performing all tests and measurements required in connection with the construction of the Station;

(d)  Seller shall comply in all respects with the Assumed Contracts, and shall not, without the express written consent of Buyer, modify, amend, cancel or terminate any of the Assumed Contracts;

(e)  Seller shall promptly notify Buyer of any default by, or claim of default against, any party under any of the Assumed Contracts, and any event or condition which, with notice or lapse of time or both, would constitute an event of default under such;

(f)  Seller shall maintain insurance policies on the Station Assets as is customary in the broadcast industry; and

(g)  Seller shall maintain the Station Assets in good operating condition; repair or replace all items of Personal Property at time intervals consistent with prior practice; maintain adequate supplies of spare parts consistent with past practices; and repair or replace (subject to Article 20) any Station Asset that may be damaged or destroyed with items of equal or greater value and utility.

9.2.  Access to Station. Between the date of this Agreement and the Closing Date, Seller shall give Buyer and Buyer’s counsel, accountants, engineers and other representatives, reasonable access during normal business hours to all of Seller’s properties, records and employees relating to the Station, and shall furnish Buyer with all information related to the Station that Buyer reasonably requests. The rights of Buyer under this Section 9.2 shall not be exercised in such a manner as to interfere unreasonably with or disrupt the business or operation of the Station.

9.3. Notification. If Seller receives notice thereof or otherwise becomes aware of same, Seller shall notify Buyer of any litigation, arbitration or administrative proceeding pending or threatened against Seller which challenges the transactions contemplated hereby, including any challenges to the FCC Application, and shall use its reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

9.4. Third-Party Consents. Seller shall use its best efforts to obtain the consent of any third party necessary for the assignment to Buyer of any Assumed Contract to be assigned hereunder.

9.5. Closing Covenant. On the Closing Date, Seller shall transfer, convey, assign and deliver to Buyer the Station Assets as provided in Article 1 of this Agreement.

9.6. No Inconsistent Action. Seller shall not take any action which is materially inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement.

9.7 Non-Solicitation. Seller shall not offer or solicit offers, or entertain or discuss any offer, to sell the Station or any of the Station Assets, including but not limited to the Permit and the License, when issued, nor shall it permit its principals, brokers or other representatives to offer, to solicit offers, or entertain or discuss any offer to sell, any interest in the Station or any of the Station Assets, including but not limited to the Permit and the License, when issued, to third parties unless Buyer has expressly consented thereto in writing.

ARTICLE 10
JOINT COVENANTS

10.1. Conditions. If any event should occur between the date hereof and the Closing, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party to consummate the transactions contemplated by this Agreement, the parties shall use their reasonable efforts to cure the event as expeditiously as possible.

10.2. Commercially Reasonable Efforts. Between the date of this Agreement and the Closing, each party shall use commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement.

10.3. Control of Station. Between the date of this Agreement and the Closing, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Station. Such operations shall be the sole responsibility of Seller.

10.4. Confidentiality. Buyer and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby, except where such information is known or available through other lawful sources or where such party is advised by counsel that its disclosure is required in accordance with applicable law.

10.5. Access to Records. For a period of two (2) years from the Closing Date, each party to this Agreement shall provide to the other party access during normal business hours to such financial records as may be necessary for either party to prepare any required tax filings.

10.6 Environmental Studies. Buyer may obtain, within forty-five (45) calendar days after the execution of this Agreement, a completed Phase I environmental audit report (the “Phase I Report”) regarding the Real Property. The cost of the Phase I Report shall be paid by Buyer. The Phase I Report shall be reasonably satisfactory to Buyer in all respects, and Buyer agrees to notify Seller of any objection to the status of the Phase I Report within ten (10) business days after Buyer’s receipt of the Phase I Report. To the extent Buyer does not notify Seller within such ten (10) day period of any objection to the Phase I Report, Buyer hereby waives any right to refuse to consummate this Agreement or to terminate this Agreement as a result of any noncompliance with Environmental Laws disclosed in the Phase I Report. If, in Buyer’s reasonable judgment, a Phase II environmental audit report (“Phase II Report”) is necessary in light of the contents of the Phase I Report and Buyer has timely objected to the applicable Phase I Report, Buyer shall obtain such Phase II Report within thirty (30) calendar days following Buyer’s objection to the Phase I Report, at Buyer’s sole expense, which shall be satisfactory to Buyer in all respects. In the event that a Phase I Report and/or a Phase II report discloses an environmental condition or matter which is reasonably unsatisfactory to Buyer and to which Buyer objects on a timely basis, Seller shall have sixty (60) calendar days from Seller’s receipt of notice to remediate and eliminate such condition or matter and bring such Real Property into compliance with all Environmental Laws. If the environmental condition or matter is not remediated and eliminated by Seller within the prescribed 60 day period, Buyer may terminate this Agreement, without any further liability hereunder.

10.7. Title Insurance and Surveys.  Within thirty (30) after the execution of this Agreement, at Buyer’s option, Buyer may obtain at Buyer’s expense: (a) a commitment for an ALTA title insurance policy related to the Real Property reasonably acceptable to Buyer (the “Title”); or (b) a staked-on-ground boundary survey of the Real Property reasonably acceptable to Buyer, certified current as of the date of delivery thereof, prepared by a duly licensed and registered land surveyor acceptable to Buyer (the “Survey”). The Title and the Survey will be ordered by the Buyer, and shall in all respects be reasonably acceptable to Buyer. Buyer agrees to notify Seller of any objection to the status of the Title and/or Survey within ten (10) business days after Buyer’s receipt of the Title and Survey. In the event that the Title and/or Survey are reasonably unsatisfactory to Buyer and Buyer has timely objected thereto, Seller shall have sixty (60) calendar days from Seller’s receipt of notice to eliminate such condition or matter. If the condition or matter is not eliminated by Seller within the prescribed 60 day period, Buyer may terminate this Agreement, without any further liability hereunder.

ARTICLE 11
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

11.1. Representations, Warranties and Covenants.

(a)  All representations and warranties of Seller made in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

(b)  All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to Closing Date shall have been complied with or performed in all material respects.

11.2. Governmental Consents. The conditions specified in Article 4 of this Agreement shall have been satisfied, and the FCC Consent shall have been granted and become a Final Order, provided that Buyer may waive the requirement that the FCC Consent shall have become a Final Order. If the Closing occurs before the FCC Consent has become a Final Order, the parties will, at Buyer’s option, enter into a mutually acceptable unwind agreement. Buyer shall have received any necessary governmental approvals.

11.3. Governmental Authorizations. Seller shall be the lawful holder of the License and all other material licenses, permits and other authorizations listed in Schedule 1.2(a), and there shall not have been any modification of any of such licenses, permits and other authorizations which would have a material adverse effect on the operations of the Station. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or modify adversely any of the permits or any other material licenses, permits or other authorizations relating to the Station.

11.4. Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto that would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

11.5. Deliveries. Seller shall have made or stand willing to make all the deliveries required under Section 13.1.

11.6. Transmitter Site Obligations. Seller shall have completed the items on Schedule 11.6 hereto to Buyer’s reasonable satisfaction.

ARTICLE 12
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The obligations of Seller hereunder are subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

12.1. Representations, Warranties and Covenants.

(a) All representations and warranties made by Buyer in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

(b) All the terms, covenants and conditions to be complied with and performed by Buyer under this Agreement on or prior to the Closing Date shall have been complied with or performed in all material respects.

12.2. Governmental Consents. The conditions specified in Article 4 of this Agreement shall have been satisfied, and the FCC Consent shall have been granted.

12.3. Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto that would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

12.4. Deliveries. Buyer shall have made or stand willing to make all the deliveries required under Section 13.2.

ARTICLE 13
DOCUMENTS TO BE DELIVERED AT THE CLOSING

13.1. Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following:

(a)  a certificate of an officer of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Sections 11.1 through 11.6 hereof;

(b)  instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Buyer, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyer, including, but not limited to, the following:

(i) assignment of the License and other licenses, permits and registrations included in the Station Assets;

(ii) bill of sale for all Personal Property;

(iii) assignment of the Assumed Contracts;

(iv) assignment of the tower site License for the Station.

(c)  resolutions of Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement, certified by an officer of Seller;

(d)  UCC Termination Statements with respect to Liens which have been placed of record on the Station Assets;

(e)  a general warranty deed for all owned Real Property, if any, included in the Station Assets, in a form acceptable in all material respects to Buyer;

(f)  Certificates of Good Standing of Seller issued by the states of Utah and Nevada;

(g)  confirmation from the United States Department of Reclamation that Seller is in good standing with respect to the tower site License constituting the Real Property;

(h)  consents from third parties required for the assignment of the Assumed Contracts; and

(i)  such other documents as may reasonably be requested by Buyer’s counsel.

13.2. Buyer Deliveries. At the Closing, Buyer shall deliver to Seller the following:

(a)  a certificate of an officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of the conditions specified in Sections 12.1 through 12.4 hereof;

(b)  wire transfer of immediately available funds as provided in Section 2.2;

(c)  instruments, in form and substance reasonably satisfactory to Seller and its counsel, pursuant to which Buyer assumes obligations, liabilities and commitments as provided in Article 3; and

(d)  such other documents as may reasonably be requested by Seller’s counsel.

ARTICLE 14
FEES AND EXPENSES; TRANSFER TAXES

14.1. Governmental Filing or Grant Fees. Except as otherwise specified herein, any filing or grant fees imposed by any governmental authority, the consent of which is required for the transactions contemplated hereby, shall be paid by the party making such filing, except that the filing fees incurred pursuant to Article 4 in connection with the FCC Application, shall be borne equally by Buyer and Seller.

14.2. Transfer Taxes. Any taxes arising by reason of the transfer of the Station Assets as contemplated hereby shall be paid equally by Seller and Buyer.

14.3. Expenses. Each party hereto shall be solely responsible for and shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

ARTICLE 15
BROKER’S COMMISSION OR FINDER’S FEE

15.1. Buyer’s Representation and Agreement to Indemnify. Buyer represents and warrants to Seller that, except as regards John L. Pierce & Company, LLC (“Broker”), neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. At the Closing, Buyer shall pay Forty-Three Thousand Seven Hundred Fifty Dollars ($43,750.00), which represents one half of the commission that will be owed to the Broker. Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys’ fees) arising out of a claim by any person or entity other than Broker, based on any such arrangement or agreement made or alleged to have been made by Buyer.

15.2. Seller’s Representation and Agreement to Indemnify. Seller represents and warrants to Buyer that, except as regards Broker, neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. At the Closing, Seller shall pay Forty-Three Thousand Seven Hundred Fifty Dollars ($43,750.00), which represents one half of the commission that will be owed to the Broker. Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys’ fees) arising out of a claim by any person or entity other than Broker, based on any such arrangement or agreement made or alleged to have been made by Seller.

ARTICLE 16
INDEMNIFICATION

16.1. Indemnification by Seller. Notwithstanding the Closing, Seller hereby agrees to indemnify, defend and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

(a)  Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by Seller contained herein or in any certificate, document or instrument delivered to Buyer hereunder;

(b)  Any and all obligations of Seller not assumed by Buyer pursuant to the terms of this Agreement;

(c)  Any and all losses, liabilities or damages resulting from the construction, operation or ownership of the Station prior to the Effective Time, or Seller’s acts or omissions generally, including but not limited to any and all liabilities not assumed by Buyer pursuant to Article 3 hereof;

(d)  Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in opposing the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 16.3 hereof; and

(e)  Interest at the Prime Rate on any reimbursable expense or loss incurred by Buyer from the date of payment, in the case of a reimbursable expense, and from the date of incurrence, in the case of any other losses, until the date of reimbursement by Seller.

16.2. Indemnification by Buyer. Notwithstanding the Closing, Buyer hereby agrees to indemnify and hold the Seller harmless against and with respect to, and shall reimburse the Seller for:

(a)  Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by Buyer contained herein or in any certificate, document or instrument delivered to Seller hereunder;

(b)  Any and all obligations of Seller assumed by Buyer pursuant to the terms of this Agreement;

(c)  Any and all losses, liabilities or damages resulting from the operation or ownership of the Station by Buyer on and after the Effective Time, or Buyer’s acts or omissions generally, including but not limited to any and all liabilities assumed by Buyer pursuant to Article 3 hereof;

(d)  Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in opposing the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 16.3 hereof; and

(e)  Interest at the Prime Rate on any reimbursable expense or loss incurred by Seller from the date of payment, in the case of a reimbursable expense, and from the date of incurrence, in the case of any other losses, until the date of reimbursement by Buyer.

16.3. Procedure for Indemnification. The procedure for indemnification shall be as follows:
(a)  The party seeking indemnification under this Article 16 (the “Claimant”) shall give notice to the party from whom indemnification is sought (the “Indemnitor”) of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the claim, and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) business days after written notice of the action, suit or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) days after Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant’s failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor except to the extent that Claimant’s failure has materially prejudiced Indemnitor’s ability to defend the claim or litigation.

(b)  With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) calendar days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c)  With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim as its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid.

16.4. Limitations. Neither Seller nor Buyer shall have any obligation to the other party for any matter described in Section 16.1 or Section 16.2, as the case may be, except upon compliance by the other party with the provisions of this Article 16, particularly Section 16.3. Neither party shall be required to indemnify the other party under this Article 16 for any breach of any representation or warranty contained in this Agreement unless written notice of a claim under this Article 16 was received by the party within the pertinent survival period specified in Article 18 of this Agreement.

16.5. Sole Remedy. After the Closing, the right to indemnification under this Article 16 shall be the exclusive remedy of any party in connection with any breach by another party of its representations, warranties and covenants.

ARTICLE 17
TERMINATION RIGHTS

17.1. Termination.

This Agreement may be terminated by Buyer, pursuant to the terms of Sections 10.6 and 10.7 hereof. This Agreement may be terminated by either Buyer or Seller if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

(a)  if, on or prior to the Closing Date, the other party defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements contained herein and such default has not been cured within twenty (20) business days from receipt of written notice of default from the non-defaulting party;

(b)  if the FCC denies the FCC Application by Final Order, or designates it for a trial-type hearing; or

(c)  if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing;

In the event Buyer terminates this Agreement pursuant to this Section 17.1, the Escrow Deposit, including all interest earned thereon, the First Additional Deposit, and the Second Additional Deposit shall be promptly refunded to Buyer.

17.2. Liability. The termination of this Agreement under Section 17.1 hereof shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

ARTICLE 18
SURVIVAL OF REPRESENTATIONS,
WARRANTIES AND COVENANTS

The representations, warranties, covenants, indemnities and agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement are and will be deemed and construed to be continuing representations, warranties, covenants, indemnities and agreements and shall survive the Closing for a period of two years after the Closing Date. No claim may be brought under this Agreement or any other certificate, document or instrument delivered pursuant to this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such a notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.

ARTICLE 19
REMEDIES UPON DEFAULT

19.1. Default by Seller. Seller recognizes that upon a default of this Agreement by Seller, monetary damages alone will not be adequate, and Buyer shall therefore be entitled in the event of a default by Seller, in addition to bringing suit at law or equity for money or other damages or for indemnification under Article 16 hereof, to obtain specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agree that Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. In addition, Buyer shall be entitled to obtain from Seller court costs and reasonable attorneys’ fees incurred by it in enforcing its rights hereunder, plus interest at the Prime Rate on the amount of any judgment obtained against Seller from the date of default until the date of payment of the judgment. As a condition to seeking specific performance, Buyer shall not be required to have tendered the Purchase Price specified in Section 2.1 of this Agreement, but shall be required to demonstrate that it is willing and able to do so and to perform its other closing obligations in all respects.

19.2. Default by Buyer. If the transactions contemplated by this Agreement are not consummated as a result of Buyer’s default of this Agreement or wrongful failure to close hereunder, and Seller is not also in material breach hereunder, Seller shall be entitled to payment of One Hundred Thousand Dollars ($100,000.00) as liquidated damages in full settlement of any damages of any nature or kind that Seller may suffer or allege to suffer as the result thereof. It is understood and agreed that the amount of liquidated damages represents Buyer’s and Seller’s reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages under this Section 19.2 shall be the sole and exclusive remedy of Seller against Buyer for breach of or failure to consummate this Agreement and shall be applicable regardless of the actual amount of damages sustained. In addition, Seller shall be entitled to obtain from Buyer court costs and reasonable attorneys’ fees incurred by it in enforcing its rights hereunder, plus interest at the Prime Rate on the amount of any judgment obtained against Buyer from the date of default until the date of payment of the judgment. As a condition to obtaining liquidated damages, Seller shall not be required to have tendered the Station Assets but shall be required to demonstrate that it is willing and able to do so and to perform its other closing obligations in all material respects.

ARTICLE 20
RISK OF LOSS

The risk of loss or damage to the Station Assets prior to the Effective Time shall be upon Seller. Seller shall repair, replace and restore, or assign to Buyer the insurance proceeds that will fully reimburse Buyer for repairing, replacing and restoring, any damaged or lost material Station Asset to its prior condition as soon as possible and in no event later than the Effective Time. If Seller is unable or fails to repair, restore or replace a lost or damaged item required to be repaired or replaced by Seller prior to the Closing, or if Seller fails to assign the associated insurance proceeds to Buyer, then at Buyer’s sole election (i) there shall be a reduction in the Purchase Price equal to the cost of such repair, restoration, or replacement, or (ii) Seller shall reimburse Buyer for the cost of the repair, restoration or replacement of such item incurred by Buyer after the Closing.

ARTICLE 21
OTHER PROVISIONS

21.1. Publicity. Except as required by applicable law or with the other party’s express written consent, no party to this Agreement nor any affiliate of any party shall issue any press release or similar public statement regarding the transactions contemplated by this Agreement.

21.2. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Buyer nor Seller may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign this Agreement to an Affiliate if Buyer fully guarantees to Seller the performance hereunder of its Affiliate.

21.3. Entire Agreement. This Agreement and the exhibits and schedules hereto and thereto embody the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought. Any matter that is disclosed in a Schedule hereto in such a way as to make its relevance to the information called for by another Schedule readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross-reference.

21.4. Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

21.5. Computation of Time. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next business day.

21.6. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Nevada without regard to its principles of conflict of law.

21.7. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request in writing.

If to Buyer:

Beasley Broadcast Group Inc.
Suite 200
3033 Riviera Drive
Naples, FL 34103
Attention: Ms. Caroline Beasley
Telephone: 239-263-5000

With a copy to:

Leventhal Senter & Lerman PLLC
2000 K Street, N.W.
Suite 600
Washington, DC 20006-1809
Attention: Sally A. Buckman, Esq.
Telephone: (202) 429-8970
Facsimile: (202) 293-7783

If to Seller:

AM Radio 790, Inc.
210 N. 1000 East
St. George, UT 84770
Att’n: E. Morgan Skinner, Jr.
Telephone: (435) 628-1000
Facsimile: (435) 628-6636

With a copy to:

Dan J. Alpert, Esq.
The Law Office of Dan J. Alpert
2120 N. 21st Rd.
Arlington, VA 22201
Telephone: (703) 243-8690
Facsmile: (703) 243-8692

Any such notice, demand or request shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of transmission, if sent by facsimile (but only if a hard copy is also sent by overnight courier), or (iii) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (iv) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

21.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

21.9. Further Assurances. Seller shall at any time and from time to time after the Closing execute and deliver to Buyer such further conveyances, assignments and other written assurances as Buyer may reasonably request in order to vest and confirm in Buyer (or its assignees) the title and rights to and in all of the Station Assets to be and intended to be transferred, assigned and conveyed hereunder.

ARTICLE 22
DEFINITIONS

Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” shall mean any person or entity that is controlling, controlled by or under common control with the named person or entity.

“Agreement” shall mean this Asset Purchase Agreement, including the exhibits and schedules hereto.

“Assumed Contracts” shall have the meaning set forth in Section 1.2(d).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer’s Proration Amount” shall have the meaning set forth in Section 5.2.

“Business Day” whether or not capitalized, shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.

“Claimant” shall have the meaning set forth in Section 16.3(a).

“Closing” shall have the meaning set forth in Section 1.1.

“Closing Date” shall mean the date on which the Closing is completed.

“Contracts” shall mean the contracts, agreements, including employment agreements, commitments and understandings of Seller or to which Seller is a party, relating to the conduct of the business and operation of the Station.

“Effective Time” shall mean 12:01 a.m., local Winchester, Nevada time, on the Closing Date.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, charter, ordinance, rule or regulation or any governmental agency interpretation, policy or guidance, and any FCC authorization, order, directive, court ruling or order or consent decree applicable to or affecting the Real Property.

“ERISA” shall have the meaning set forth in Section 7.8(c).

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“FCC” shall mean the Federal Communications Commission.

“FCC Application” shall mean the application or applications (FCC Form 314) that Seller and Buyer must file with the FCC requesting its consent to the assignment of the Permit or License.

“FCC Consent” shall mean the action by the FCC granting the FCC Application.

“Final Order” shall mean action by the FCC (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending, and (iii) as to which the time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the Commission, has expired.

“First Additional Deposit” shall have the meaning set forth in Section 2.2.

“Hazardous Substance” shall have the meaning set forth in Section 7.13.

“Hazardous Waste” shall have the meaning set forth in Section 7.13.

“Indemnitor” shall have the meaning set forth in Section 16.3(a).

“Intellectual Property” shall have the meaning set forth in Section 7.9.

“License” shall have the meaning set forth in the Recitals to this Agreement.

“License Application” shall have the meaning set forth in the Recitals to this Agreement.

“Liens” shall mean mortgages, deeds of trust, liens, pledges, collateral assignments, security interests, leases, subleases, conditional sales agreements, easements, covenants, encroachments, encumbrances, restrictions, charges or other defects of title.

“LS&L” shall have the meaning set forth in Section 1.1.

“Notice of Disagreement” shall have the meaning set forth in Section 5.2.

“Option Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Option Payment” shall have the meaning set forth in the Recitals to this Agreement.

“Permit” shall have the meaning set forth in the Recitals to this Agreement.

“Personal Property” shall have the meaning set forth in Section 1.2(c).

“Phase I Report” shall have the meaning set forth in Section 10.7.

“Phase II Report” shall have the meaning set forth in Section 10.7.

“Preliminary Proration Schedule” shall have the meaning set forth in Section 5.2.

“Prime Rate” shall mean a per annum rate equal to the “prime rate” as published in the Money Rates column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated).

“Proration Schedule” shall have the meaning set forth in Section 5.2.

“Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Real Property” shall have the meaning set forth in Section 1.2(b).

“Referee” shall have the meaning set forth in Section 5.2.

“Second Additional Deposit” shall have the meaning set forth in Section 2.2.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Station” shall have the meaning set forth in the Recitals to this Agreement..

“Station Assets” shall have the meaning set forth in Section 1.2.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

KDWN LICENSE LIMITED PARTNERSHIP

By:	/s/ Caroline Beasley
Name: Caroline Beasley
Title: Managing Member

BEASLEY FM ACQUISITION CORP.

By:	/s/ Caroline Beasley
Name: Caroline Beasley
Title: President

AM RADIO 790, INC.

By:	/s/ E. Morgan Skinner, Jr.
Name: E. Morgan Skinner, Jr.
Title: President

SCHEDULES

Schedules

Schedule 1.2(a)	Station Licenses and Permits
Schedule 1.2(b)	Real Property
Schedule 1.2(c)	Personal Property
Schedule 1.2(d)	Assumed Contracts
Schedule 1.2(e)	Intangible Property
Schedule 2.2	Obligations to U.S. Capital, Inc.
Schedule 7.12	Outstanding UCC Filings
Schedule 11.6	Transmitter Site Obligations

SCHEDULE 1.1(a)
Station Licenses and Permits

Station KBET FCC Authorizations
Construction Permit File No. BMP-20060105ACO, granted 2/13/2006
Program Test Authority File No. BPTA-20060711ADI, granted 11/1/1006
License to Cover, File No. BL-20060714ACX (pending)
Application for Modification (Augmentation) of Construction Permit, File No. BMP-20061101AEG (pending)

“License for Four AM Radio Towers,” dated October 10, 2005, between the United States Department of the Interior and AM Radio 790, Inc.

SCHEDULE 1.2(b)
Real Property

“License for Four AM Radio Towers,” dated October 10, 2005, between the United States Department of the Interior and AM Radio 790, Inc.

Liens
U.S. Capital, Inc.
Dan J. Alpert
Paragon Advertising and Communication, Inc.

40

SCHEDULE 1.2(c)
Personal Property

4	195’ Steel Towers painted per BoR color recommendation
4	Guyed & anchored. Engineered to withstand 90-mph top-winds
4	Each tower top-loaded with 19.6-degree of upper-most guy cables.
4	Each tower surrounded by 120 equally spaced #8 awg. Copper ground radials 311’ in length
4	Antenna Tuning Boxes w/components
1,080’	Transmission Line (Andrews ½”)
1,560’	Sample Lines (Andrews ½”)
4	Security fences 6’ w/security wire 15’ from base of each tower
1	Sine Systems RFC-1/B Remote Facilities
1	Orban AM9200U Audio Processor
1	Belar AMM-3 Modulation Monitor
1	Nautel -Jazz Series J1000
1	Equipment rack - Mid-Atlantic
2	4-Tower Phasor, Bill Sitzman, PE -Design
1	4-tower Potomac Phase Monitor, Model 19
1	Kintronics Phasor controller
1	Tellular Wireless Phone w/Sprint wireless service
1	Secure (12’x18’) Air Conditioned Building
1	2 1/2 ton A/C unit
1	Perimeter fence - Tortoise Exclusion fence with 3-strand non-barbed wire w/steel posts

SCHEDULE 1.2(d)
Assumed Contracts

“Affiliation Agreement” between Westwood One Radio Networks and AM Radio 790, Inc., dated October 13, 2004, and “Rider” to Affiliation Agreement, dated October 13, 2005.

SCHEDULE 1.2(e)
Intangible Property

Call Letters “KBET”

SCHEDULE 2.2
Obligations to U.S. Capital

Creditor:	US Capital, Inc. - $603,500.

Creditor:	US Capital, Inc. - $750,000

SCHEDULE 7.2
Outstanding UCC Filings

U.S. Capital, Inc.
Dan J. Alpert
Paragon Advertising and Communication, Inc.

SCHEDULE 11.6
Transmitter Site Obligations

Prior to Closing, Seller shall have completed the following at the Station’s transmitter site:

1.	Install appropriate fencing around tower bases to prevent public access.
2.	Post RF warning signs around perimeter fence and transmitter building as required by FCC and OSHA rules.
3.	Install air conditioning system at transmitter building.
4.	Replace stolen items including phasor controller, Tellular Cellular Remote interface, and Common point meter.
5.	Connect ATU relay controls.
.